UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2008

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GENER8XION ENTERTAINMENT, INC.

 (Exact name of registrant as specified in its charter)

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Delaware	0-15382	13-3341562
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3400 Cahuenga Blvd. West, Hollywood, CA  90068

 (Address of Principal Executive Office) (Zip Code)

(323) 874-9888

 (Registrant’s telephone number, including area code)

2021 Lincoln Street Burbank, CA 91504

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5—Corporate Governance and Management

(a)

Item 2.01, Completion of Acquisition or Disposition of Assets;

On May 1, 2008, Gener8Xion Entertainment, Inc.(the “Company”) and its Board of Directors, with one abstention, noted below, unanimously passed a Resolution authorizing the sale of certain Assets of its Cinemills Division to Venley Star USA LLC, a California limited liability company, on the terms and conditions set forth in the Agreement attached hereto. The Company’s President, Carlos D. De Mattos, is a minority shareholder in Venley Star USA LLC. Mr. De Mattos is also a member of the Board of the Company and abstained from voting on this matter.

5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Change of Principal Executive Office.

1. On May 1, 2008, Gener8Xion Entertainment, Inc. (the "Company") and its Board of Directors appointed  Richard Cook as its Chief Financial Officer to replace Carlos D. De Mattos, who had been acting as the interim Chief Financial Officer since March 28, 2008. Mr. De Mattos acted as the interim Chief Financial Officer as a replacement to Marilyn Beaubien, who had resigned as Chief Financial Officer as of April 1, 2008.  Mr. Cook is also the Executive Vice-President of the Company and he has been an Officer of the Company since its inception.

2. As of May 1, 2008, Gener8Xion Entertainment, Inc (the “Company”) has moved its Principal Executive Office to 3400 Cahuenga Blvd. West, Hollywood, CA  90068.

3 As of May 12, 2008 Director William Barnett has resigned and been replaced by Wayne Bos. Mr. Bos was recently the President and Chief Executive Officer of Natrol, Inc. a leading manufacturer and marketer of nationally branded nutritional products. Mr. Bos also served as CEO and Director of Sausage Software, an Australian public company.  Mr. Bos is a founding member of the World Economic Forum’s Technology Pioneers Network. He became a founding director of the Technology Empowerment Network (TEN) with a focus on the Digital Divide, a project of the WEF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENER8XION ENTERTAINMENT, INC.
(Registrant)

Dated: May 13, 2008	By:	/s/ Matthew Crouch
Matthew Crouch Chief Executive Office

EXHIBIT “A”

Agreement For Purchase of Assets